Exhibit 99.1

For release Western Circuit and Analyst Wire.

October 24, 2005

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES DIRECTOR RESIGNATION

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today announced that Paul Gilbert resigned as a member of the Board of Directors of Bridgford Foods Corporation. Mr. Gilbert also resigned as a member of the Registrant’s Audit Committee and Compensation Committee. The resignation was not the result of a disagreement with management regarding operations, policies or practices of the Company.

The Registrant intends to begin a search for a new member of the Board of Directors as soon as practicable.

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533